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
--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:   January 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
   Lapidus,        Stanley       N.                EXACT Sciences Corporation   EXAS           ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give         Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below
                                                Person (Voluntary)                                    Chairman
c/o EXACT Sciences Corporation 63 Great Road                             November 13, 2002    -------------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original
                                                                           (Month/Year)       X   Form filed by One Reporting Person
                                                                                             ----
                                                                                                  Form filed by More than One
      Maynard, MA   01754                                                                    ---- Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-  2A. Deemed  3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)            action   Execution     action        or Disposed of (D)            Securities       ship        of In-
                         Date     Date, if      Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                  any          (Instr. 8)                                   Owned            Direct      Bene-
                        (Month/  (Month/                                                    Following        (D) or      ficial
                         Day/     Day/      -------------------------------------------     Reported         Indirect    Owner-
                         Year)    Year)                               (A) or                Transactions(s)  (I)         ship
                                            Code    V       Amount    (D)     Price        (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                             and 4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
 $0.01 par value        11/12/02  11/12/02    S             2,083      D     $14.732
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
 $0.01 par value        11/12/02  11/12/02    S             1,042      D     $14.610
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
 $0.01 par value        11/13/02  11/13/02    S             2,083      D     $14.643
----------------------------------------------------------------------------------------------------------------------------------
Common Stock.
 $0.01 par value        11/13/02  11/13/02    S             1,042      D     $14.610
----------------------------------------------------------------------------------------------------------------------------------
                                                                                              1,043,811          D/I        (2)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
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

                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (E.G., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative      2. Conver-   3. Trans-  3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
    Security                   sion or      action   Execution      tion Code     ative Securities Ac-     cisable and Ex-
   (Instr. 3)                  Exercise     Date     Date, if       (Instr. 8)    quired (A) or Dis-       piration Date
                               Price of    (Month/   any                          posed of (D)            (Month/Day/
                               Deriv-       Day/    (Month/                      (Instr. 3, 4, and 5)      Year)
                               ative        Year)    Day/                                               --------- ----------
                               Security              Year)                                               Date      Expira-
                                                                 ------------- ------------------------  Exer-     tion
                                                                  Code    V        (A)        (D)        cisable   Date
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

------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number      10. Owner-     11. Nature
   lying Securities                    of         of Deriv-       ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative           Form           direct
                                       ative      Securi-         of De-         Bene-
                                       Secur-     ties            rivative       ficial
                                       ity        Bene-           Secu-          Own-
                                       (Instr.    ficially        rities:        ership
                                       5)         Owned           Direct         (Instr. 4)
                                                  Following       (D) or
                     Amount or                    Reported        Indirect
       Title         Number of                    Transactions(s) (I)
                     Shares                       (Instr. 4)      (Instr. 4)
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

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Explanation of Responses:

(1) Includes 34,823 shares of Common Stock owned by Joel Lapidus.

(2) The Reporting Person lives in the same household as Joel Lapidus.  The
Reporting Person disclaims beneficial ownership of the shares owned by Joel
Lapidus.

                                    ***                    11/13/02
                     -----------------------------------  -----------
                       **Signature of Reporting Person       Date

                         *** By: /s/ Stephen A. Read
                              Stephen A. Read
                              Attorney-in -Fact



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
          SEE Instruction 6 for procedure.


HTTP://WWW.SEC.GOV/DIVISIONS/CORPFIN/FORMS/FORM4.HTM
LAST UPDATE: 09/05/2002
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                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby revokes all powers of attorney relating to the following matters and constitutes and appoints Don M. Hardison, John A. McCarthy, Jr. and Stephen
Read, and any one of them acting singly, the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of the undersigned as an individual or on behalf of the undersigned's holding company, as the case may be, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as the undersigned might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of September 30, 2002.




                                       Signature: /s/ Stanley N. Lapidus
                                                  -----------------------

                                       Name:      Stanley N. Lapidus
                                                  -----------------------
                                                     (please print)